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Contact: Deirdre Blackwood
410-312-8523
Didi.blackwood@arbitron.com

For Immediate Release

Arbitron Announces Changes to Its Executive Staff

Columbia, MD; June 24, 2010 – Arbitron Inc. (NYSE: ARB) announced today it has restructured its executive leadership team. The new management structure is designed to build a stronger partnership with our customers and to continue to enhance Arbitron’s focus on the value and quality of its services.

“Over the past several months I have made it a top priority to meet with many of our customers and other key stakeholders,” said William T. Kerr, President and Chief Executive Officer of Arbitron Inc. “I have found that feedback invaluable and I have incorporated it into this realignment. I believe this new structure is customer-focused and collaborative – and can help support the growth of both the radio industry and of the Company.”

Effective immediately, Arbitron is implementing several shifts in leadership positions; realigning key organizational groups reporting directly to Mr. Kerr:

•	Sean Creamer takes on a newly created position of Executive Vice President of U.S. Media Services, responsible for the Company’s radio and cross-platform services and operations. By consolidating these functions, Arbitron expects to enhance its ability to address the converging and integrated media strategies of our customers.

Sean will continue to lead the Finance organization while the Company initiates a search for a Chief Financial Officer.

•	Tim Smith has an expanded role as Executive Vice President of Business Development and Strategy. Smith continues to lead the Company’s legal and regulatory matters with an additional focus on directing the Company’s domestic and international strategy and identifying productive partnerships and business relationships.

•	Scott Henry has been named Executive Vice President, Technology Solutions, which integrates Henry’s current responsibilities for Information Technology with oversight of the Company’s Engineering and Service Supply Chain groups in order to further strengthen the Company’s process and quality initiatives and streamline the evolution of the Portable People Meter™ technology from hardware design to software development.

•	Carol Hanley has been named Executive Vice President of Sales and Marketing which integrates the Company’s marketing initiatives into her current responsibilities for the Company’s sales; these combined responsibilities further the seamless execution of the Company’s marketing and sales strategies.

•	Marilou Legge has been promoted to the new position of Executive Vice President for Organization Effectiveness and Corporate Communications with responsibility for the Company’s talent and communications strategies.

As a result of these changes, Executive Vice President, Chief Marketing Officer Alton L. Adams and Executive Vice President, Customer Solutions Robert F. Henrick are leaving Arbitron.  On an interim basis, Tim Smith will also have the Company’s research department reporting to him while the Company initiates a search for a Chief Research Officer.

“I thank both Bob and Alton for their contributions and their commitment to Arbitron, and wish them well in their future endeavors,” said Kerr.

“It is an exciting time at Arbitron as we have made progress over the past several months,” Kerr noted. “We look forward to an enhanced level of partnership with our customers and believe strongly that these changes have the Company well-positioned for growth and to maximize new opportunities.”

About Arbitron
Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable, online radio and out-of-home – as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People MeterTM (PPM™) and the PPM 360™, new technologies for media and marketing research.

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Portable People Meter™, PPM™ and PPM 360™ are marks of Arbitron Inc.

PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Arbitron Forward-Looking Statements
Statements in this release that are not strictly historical, including the statements regarding expectations for 2010 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, the current global economic recession and the upheaval in the credit markets and financial services industry, competition, our ability to develop and successfully market new products and technologies, our ability to successfully commercialize our Portable People Meter™ service, the growth rates and cyclicality of markets we serve, our ability to expand our business in new markets, our ability to successfully identify, consummate and integrate appropriate acquisitions, the impact of increased costs of data collection including a trend toward increasing incidence of cell phone-only households, litigation and other contingent liabilities including intellectual property matters, our compliance with applicable laws and regulations and changes in applicable laws and regulations, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, and international economic, political, legal and business factors. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2009 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement.